                                                 -------------------------------
                                                          OMB APPROVAL
                                                 -------------------------------
                                                 OMB Number         3235-0145
                                                 Expires:   December 31, 2005
                                                 Estimated average burden
                                                 hours per response........11
                                                 -------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                              Click Commerce, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   18681D-10-9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [_]  Rule 13d-1(c)
         [X]  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                Page 1 of 5 Pages

------------------------                             ---------------------------
CUSIP NO. 18681D-10-9                                 Page 2 of 5 pages
          -----------
------------------------                             ---------------------------

--------------------------------------------------------------------------------
   1.     NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

          Michael W. Ferro, Jr.

--------------------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
          (see instructions)                                       (a) [_]
                                                                   (b) [_]

--------------------------------------------------------------------------------
   3.     SEC USE ONLY

--------------------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          United States of America

--------------------------------------------------------------------------------
                            5.   SOLE VOTING POWER
                                 2,854,864
        NUMBER OF
         SHARES            -----------------------------------------------------
      BENEFICIALLY          6.   SHARED VOTING POWER
      OWNED BY EACH              0
        REPORTING
       PERSON WITH         -----------------------------------------------------
                            7.   SOLE DISPOSITIVE POWER
                                 2,854,864

                           -----------------------------------------------------
                            8.   SHARED DISPOSITIVE POWER
                                 0

                           -----------------------------------------------------
   9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          2,854,864

--------------------------------------------------------------------------------
  10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
          (see instructions)                                                [_]

--------------------------------------------------------------------------------
  11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          35.5%

--------------------------------------------------------------------------------
  12.     TYPE OF REPORTING PERSON (see instructions)
          IN

--------------------------------------------------------------------------------

------------------------                                   ---------------------
CUSIP NO. 18681D-10-9                                       Page 3 of 5 pages
          -----------
------------------------                                    --------------------

Item 1(a) Name of Issuer: This statement on Schedule 13G/A relates to the common stock of Click Commerce, Inc., a Delaware corporation (the "Issuer").

Item 1(b) Address of Issuer's Principal Executive Offices: 200 East Randolph Drive, Suite 4900, Chicago, Illinois 60601

Item 2(a)    Name of Person Filing:  Michael W. Ferro, Jr.

Item 2(b) Address of Principal Business Office or, if none, Residence: 200 East Randolph Drive, Suite 4900, Chicago, Illinois 60601

Item 2(c)    Citizenship:  United States of America

Item 2(d) Title of Class of Securities: The securities reported herein are shares of common stock, $.001 par value per share, of the Issuer ("Common Stock").

Item 2(e)    CUSIP Number:  16861D-10-9

Item 3. If this statement is filed pursuant to (S)(S)240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)   [__]   Broker or dealer registered under section 15 of the Act (15 U.S.C.
             78o).

(b)   [__]   Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)   [__]   Insurance company as defined in section 3(a)(19) of the Act (15
             U.S.C. 78c).

(d)   [__]   Investment company registered under section 8 of the Investment
             Company Act of 1940 (15 U.S.C. 80a-8).

(e)   [__]   An investment advisor in accordance with(S)240.13d-1(b)(1)(ii)E);

(f)   [__]   An employee benefit plan or endowment fund in accordance
             with(S)240.13d-1(b)(1)(ii)(F);

(g)   [__]   A parent holding company or control person in accordance
             with(S)240.13d-1(b)(1)(ii)(G);

(h)   [__]   A savings association as defined in Section 3(b) of the Federal
             Deposit Insurance Act (12 U.S.C. 1813);

(i)   [__]   A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)   [__]   Group, in accordance with(S)240.13d-1(b)(1)(ii)(J).

Item 4. Ownership

(a)     Amount beneficially owned:  2,854,864

(b)     Percent of class:  35.5%

(c)     Number of shares as to which the person has:

        (i)  Sole power to vote or to direct the vote:  2,854,864

------------------------                                   ---------------------
CUSIP NO. 18681D-10-9                                       Page 3 of 5 pages
          -----------
------------------------                                    --------------------

         (ii)  Shared power to vote or to direct the vote:  0

         (iii) Sole power to dispose or to direct the disposition of:  2,854,864

         (iv)  Shared power to dispose or to direct the disposition of:  0

Item 5.  Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following: |_|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

Not applicable.

Item 8.  Identification and Classification of Members of the Group

Not applicable.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10. Certification

Not applicable.

--------------------------                            --------------------------
CUSIP NO. 18681D-10-9                                  Page 5 of 5 pages
          -----------
--------------------------                            --------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2003

                                        /s/ Michael W. Ferro, Jr.
                                        ------------------------------
                                         Michael W. Ferro, Jr.